Filed Pursuant to Rule 424(b)(3)
Registration No. 333-88984
PROSPECTUS

Dole Food Company, Inc.

Offer To Exchange
Our 7 1/4% Senior Notes Due 2009
Which Have Been Registered Under The Securities Act,
For Any And All Of Our Outstanding 7 1/4% Senior Notes Due 2009

The Exchange Notes

•
The terms of the notes Dole Food Company, Inc. is issuing will be substantially identical to the terms of the outstanding notes that we issued on April 30, 2002, except for the elimination of some transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes.

•
Interest on the exchange notes accrues at the rate of 7 1/4% per year, payable semiannually in arrears on each May 1 and November 1, beginning November 1, 2002, and the notes will mature on May 1, 2009.

•	The notes will be unsecured and will rank equally with our existing and future unsecured senior debt. The notes will effectively rank junior to all liabilities of our subsidiaries.

•	We may redeem the notes at any time prior to their maturity at the redemption prices described more fully in this prospectus.

Material Terms of the Exchange Offer

•	The exchange offer expires at 5:00 p.m., New York City time, on July 9, 2002, unless extended.

•	Our completion of the exchange offer is subject to customary conditions, which we may waive.

•
Upon our completion of the exchange offer, all outstanding notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of notes that are registered under the Securities Act of 1933, as amended.

•	Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange of registered notes for outstanding notes will not be a taxable exchange for U.S. Federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

For a discussion of risks that you should consider before participating in this exchange offer, see “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The date of this prospectus is June 10, 2002.

i

FORWARD-LOOKING STATEMENTS

(Cautionary Statements Under the Private Securities Litigation Reform Act of 1995)

Some of the information included in this prospectus and other materials filed or to be filed by us with the Securities and Exchange Commission (the ‘‘Commission’’), (as well as information included in oral statements or other written statements made or to be made by us or our representatives) contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’). These statements can be identified by the fact that they do not relate strictly to historical or current facts and may include the words ‘‘may,’’ ‘‘could,’’ ‘‘should,’’ ‘‘would,’’ ‘‘believe,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘estimate,’’ ‘‘intend,’’ ‘‘plan’’ or other words or expressions of similar meaning. We have based these forward-looking statements on our current expectations about future events. The forward-looking statements include statements that reflect management’s beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to our financial condition, results of operations, future performance and business, including statements relating to our business strategy and our current and future development plans.

The potential risks and uncertainties that could cause our actual financial condition, results of operations and future performance to differ materially from those expressed or implied in this prospectus include:

•	adverse weather conditions;

•	crop yields;

•	industry competition and market responses to industry volume pressures;

•	product and raw materials costs and availability;

•	increases in labor costs or labor problems;

•	changes in interest and currency exchange rates;

•	quotas, tariffs and other governmental actions;

•	economic crises in the United States and abroad;

•	international conflict, including terrorist acts;

•	electrical power supply and pricing; and

•	changes in, or the failure to comply with, governmental regulations, including, without limitation, environmental regulations.

We urge you to review carefully this prospectus, particularly the section ‘‘Risk Factors,’’ for a more complete discussion of the risks of participating in the exchange offer.

From time to time, oral or written forward-looking statements are also included in our reports on Forms 10-K, 10-Q and 8-K, Schedule 14A, press releases and other materials released to the public. Although we believe that at the time made, the expectations reflected in all of these forward-looking statements are and will be reasonable, any or all of the forward-looking statements in this prospectus, our reports on Forms 10-K, 10-Q and 8-K, Schedule 14A and any other public statements that are made by us may prove to be incorrect. This may occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties. Many factors discussed in this prospectus, certain of which are beyond our control, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from forward looking statements. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this prospectus or other public communications that we might make as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in our subsequent reports filed with the Commission on Forms 10-K, 10-Q and 8-K and Schedule 14A.

DOLE® is our principal registered trademark. Our other trademarks include FRUIT BOWLS®, FUN SHAPES®, FRUIT-N-GEL BOWLS™ and DOLE PREMIUM SELECT ™.

PROSPECTUS SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus and does not contain all the information that may be important to you. You should read this entire prospectus, including the financial data and related notes and the documents incorporated by reference in this prospectus, before making an investment decision. As used in this prospectus the terms “Dole,” “we,” “our” and “us” refer to Dole Food Company, Inc. and its subsidiaries as a combined entity, except where it is clear that the terms mean only Dole Food Company, Inc. The term “old notes” refers to our 7¼% Senior Notes due 2009 that we issued on April 30, 2002 and that have not been registered under the Securities Act. The term “exchange notes” refers to the 7¼% Senior Notes due 2009 offered pursuant to this prospectus. The term “notes” refers to the old notes and the exchange notes collectively.

The Exchange Offer

The Exchange Offer
We are offering to exchange $1,000 principal amount of our exchange notes for each $1,000 principal amount of old notes. As of the date of this prospectus, $400 million in aggregate principal amount of old notes are outstanding. The exchange notes are substantially identical to the old notes, except for the elimination of some transfer restrictions, registration rights and additional interest provisions relating to the old notes.

In order to exchange your old notes, you must properly tender them before the expiration of the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on July 9, 2002, unless we decide to extend the exchange offer.

Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, which we may waive. We currently anticipate that each of the conditions will be satisfied and that we will not need to waive any conditions. We reserve the right to terminate or amend the exchange offer at any time before the expiration date if any such condition occurs. For additional information, see “The Exchange Offer—Conditions to the Exchange Offer.”

Withdrawal Rights	You may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date.

Procedures for Tendering Old Notes	If you are a holder of old notes who wishes to accept the exchange offer, you must:

•
complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your old notes, to the exchange agent at the address set forth under “The Exchange Offer—Exchange Agent;” or

•	arrange for The Depository Trust Company to transmit certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, to the exchange agent in connection with a book-entry transfer.

By tendering your old notes in either manner, you will be representing among other things, that:

• the exchange notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;

•
you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

•	you are not an “affiliate” of ours.

Special Procedures for Beneficial Owners
If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures
If you wish to tender your old notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedures for book-entry transfer cannot be completed on time, you may tender your old notes according to the guaranteed delivery procedures described in “The Exchange Offer—Procedures for Tendering Old Notes.”

Acceptance of Old Notes and Delivery of Exchange Notes
We will accept for exchange all old notes which are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued in the exchange offer will be delivered promptly following the expiration date. For additional information, see “The Exchange Offer—Acceptance of Old Notes for Exchange; Delivery of Exchange Notes.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay for our expenses related to the exchange offer.

Certain United States Federal Income Tax Considerations
The exchange of exchange notes for old notes in the exchange offer will not be a taxable event for federal income tax purposes. For additional information, see “Material Federal Income Tax Consequences of the Exchange.”

Effect on Holders of Old Notes
As a result of this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement dated as of April 30, 2002 among Dole Food Company, Inc., Banc of America Securities LLC, Credit Suisse First Boston Corporation and each of the other initial purchasers named in the agreement and, accordingly, there will be no increase in the interest rate on the old notes. If you do not tender your old notes in the exchange offer:

•
you will continue to hold the old notes and will be entitled to all the rights and limitations applicable to the old notes under the indenture governing the notes, except for any rights under the registration rights agreement that terminate as a result of the completion of the exchange offer; and

•
you will not have any further registration or exchange rights and your old notes will continue to be subject to restrictions on transfer. Accordingly, the trading market for untendered old notes could be adversely affected.

Exchange Agent	J.P. Morgan Trust Company, National Association, is serving as exchange agent in connection with the exchange offer.

Summary of the Exchange Notes

Issuer	Dole Food Company, Inc.

Notes Offered	Up to $400 million aggregate principal amount of 7¼% senior notes due 2009.

Maturity	May 1, 2009.

Optional Redemption
We may redeem the exchange notes at any time at a redemption price equal to 100% of their principal amount plus a “Make-Whole Amount” as described in the “Description of the Exchange Notes” section under the subheading “Optional Redemption,” plus any unpaid interest accrued to the date of redemption.

Interest Payment Dates	We will pay interest on the exchange notes semiannually in arrears on May 1 and November 1 of each year, beginning on November 1, 2002.

Ranking
The exchange notes will be unsecured senior debt of ours and will rank equally with all of our existing and future unsecured senior debt. In addition, the liabilities of our subsidiaries, including indebtedness of $59 million at March 23, 2002, will be effectively senior to the exchange notes. A substantial portion of our ordinary course liabilities, including accounts payable and accrued liabilities, as reflected on our consolidated balance sheet at December 29, 2001, were incurred by our subsidiaries.

Certain Covenants	The indenture governing the exchange notes contains covenants that, among other things, will limit our ability and the ability of our restricted subsidiaries to:

•	incur, issue or create liens on certain of our assets to secure other indebtedness;

•	engage in sale and leaseback transactions; and

•	consolidate with or merge into, or transfer or lease all or substantially all of our assets to, any other party.

These covenants are subject to important exceptions and qualifications that are described under “Description of the Exchange Notes—Certain Covenants.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Risk Factors	See “Risk Factors” for a discussion of the factors you should carefully consider before exchanging any old notes for exchange notes.

Summary Selected Historical Financial Information

We derived the following historical information from our audited financial statements for the 1997 through 2001 fiscal years. Our summary selected historical financial information set forth below should be read in conjunction with our consolidated financial statements, including notes, and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ both of which can be found in our Annual Report on Form 10-K for the fiscal year ended December 29, 2001, which is incorporated herein by reference.

	Quarters ended		Fiscal years ended
	March 23, 2002	March 24, 2001	2001	2000	1999	1998	1997
	(dollars in thousands, except per share data)
Results of Operations:
Net sales from continuing operations	$1,059,415	$1,031,483	$4,449,291	$4,502,524	$4,543,015	$3,937,960	$3,852,329
Total operating income from continuing operations (a)	96,603	62,588	49,781	130,849	90,031	63,169	210,437
Income (loss) from continuing operations (a)	56,279	29,455	(37,078)	36,090	16,283	1,315	144,364
Income (loss) from continuing operations per share—diluted (a)	$.99	$.53	$(0.66)	$0.65	$0.29	$0.02	$2.39
Cash dividends per share	.15	.10	0.40	0.40	0.40	0.40	0.40

Other Operating Data:
EBITDA (b)	$119,205	$91,474	$305,441	$266,103	$257,733	$281,453	$335,791
Ratio of earnings to fixed charges (c)(d)	4.53	2.53	(e )	1.40	1.14	1.03	2.39

Balance Sheet:
Cash and equivalents	$284,848	$26,351	$361,326	$25,151	$40,347	$35,294	$29,087
Total assets	2,783,728	2,841,070	2,746,693	2,801,334	2,994,491	2,863,750	2,413,579
Total debt	832,650	1,214,164	843,263	1,179,733	1,323,405	1,152,203	766,614
Total stockholders’ equity	777,499	568,637	736,030	554,788	531,925	621,832	666,472

(a)
Results for fiscal 2001 include pre-tax one-time expenses of $133 million arising from the reconfiguration of our businesses and a pre-tax non-operating gain of $8 million related to the sale of available for sale securities. Results for fiscal 2000 include pre-tax one-time expenses of $46 million, primarily arising from the downsizing of our banana operations in Latin America, Europe and Asia, pre-tax net insurance proceeds of $43 million and a pre-tax gain of $9 million related to assets sold. Results for fiscal 1999 include pre-tax one-time expenses of $48 million, primarily arising from the downsizing of our banana operations in Latin America and Europe, and pre-tax net insurance proceeds of $20 million. Results for fiscal 1998 include pre-tax one-time expenses of $98 million (net of $23 million of insurance proceeds), primarily arising from damage caused by Hurricane Mitch and a citrus freeze.

(b)
EBITDA represents net income from continuing operations before interest expense, income tax expense, depreciation and amortization expense, and one-time expenses. While EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an indicator of operating performance or an alternative to cash flow as a measure of liquidity, it is included herein to provide additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. See also note (a) above.

(c)
The ratio of earnings to fixed charges for each of the periods indicated is determined as follows. Earnings consist of income/(loss) from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of debt expense and discounts and the interest factor of rental expense. We determine the interest factor of rental expense by dividing total rent expense for the period by three.

(d)
We are the guarantor of indebtedness of certain suppliers integral to our operations. These guarantees totaled approximately $69 million at March 23, 2002. If we were required to fulfill these contingent obligations, the interest that would be incurred would be immaterial to the ratio of earnings to fixed charges.

(e)	Due to our loss from continuing operations in 2001, the ratio coverage was less than 1:1. We must generate additional earnings of $7.7 million to achieve a coverage ratio of 1:1.

RISK FACTORS

You should carefully consider the following factors in addition to the other information set forth in this prospectus and the documents incorporated by reference herein before you participate in the exchange offer.

Risks Relating to Our Business

Adverse Weather Conditions and Crop Disease Can Impose Costs on Our Business.

Fresh produce, including produce used in canning and other packaged food operations, is vulnerable to adverse weather conditions, including windstorms, floods, drought and temperature extremes. Unfavorable growing conditions can reduce both crop size and crop quality. In extreme cases, entire harvests may be lost in some geographic areas. These factors can increase costs, decrease revenues and lead to additional charges to earnings, which may result in operating losses.

Fresh produce is also vulnerable to crop disease and to pests, which may vary in severity and effect, depending on the stage of fruit production at the time of infection or infestation, the type of treatment applied and climatic conditions. For example, black sigatoka is a fungal disease that affects banana cultivations in most areas where they are grown commercially. The costs to control this disease and other infestations vary depending on the severity of the damage and the extent of the plantings affected.

Our Business is Highly Competitive and We Cannot Assure You That We Will Maintain Our Current Market Share.

Many companies compete in our different businesses. However, only a few well-established companies operate on both a national and a regional basis with one or several branded product lines. We face strong competition from these and other companies in all our product lines.

Important competitive considerations with respect to our competitors include the following:

•
Some of our competitors may have greater operating flexibility and, in certain cases, this may permit them to respond better to changes in the industry or to introduce new products and packaging more quickly and with greater marketing support.

•
Several of our packaged food product lines are sensitive to competition from national or regional brands, and many of our product lines compete with imports, private label products and fresh alternatives.

•	We cannot predict the pricing or promotional actions of our competitors or whether they will have a negative effect on us.

Our Earnings Are Sensitive to Fluctuations in the Volatile Market Prices for Our Products.

Excess supplies often cause severe price competition in our industry. Growing conditions in various parts of the world, particularly weather conditions such as floods, droughts and freezes, as well as diseases and pests, are primary factors affecting market prices because of their influence on the supply and quality of product. Other factors affecting our operations include:

•	the seasonality of our supplies and consumer demand;

•	the ability to process products during critical harvest periods;

•	the timing and effects of ripening and perishability; and

•	the effectiveness of worldwide distribution systems.

Fresh produce is perishable and generally must be brought to market and sold soon after harvest. The selling price received for each type of produce depends on all of these factors, including the availability and quality of the produce item in the market, and the availability and quality of competing types of produce. For example, although banana production tends to be relatively stable throughout the year, banana pricing is seasonal. This is because bananas compete against other fresh fruit that generally comes to market beginning in the summer. As a result, banana prices are typically higher during the first half of the year.

Currency Exchange Fluctuations May Impact the Results of Our Operations.

We distribute our products in more than 90 countries throughout the world. Our international sales are usually transacted in U.S. dollars, the Euro and Asian currencies. Our results of operations are affected by fluctuations in currency exchange rates in both sourcing and selling locations. Although we entered into foreign currency exchange forward contracts in 2001 in order to reduce our risk related to anticipated working capital collections and payments denominated in foreign currencies, our results of operations were impacted by weak foreign currency exchange rates, primarily the yen-to-U.S. dollar exchange rate. For instance, we currently estimate that a 1% change in value of the yen-to-U.S. dollar and the euro-to-U.S. dollar exchange rates would each impact our earnings before income and taxes by approximately $2 million. Because we do not hedge against all of our foreign currency exposure, our business will continue to be susceptible to foreign currency fluctuations.

We Face Other Risks in Connection with Our International Operations.

Our operations are heavily dependent upon products grown, purchased and sold internationally. These activities are subject to risks that are inherent in operating in foreign countries, including the following:

•	foreign countries could change regulations or impose currency restrictions and other restraints;

•	in some countries, there is a risk that the government may expropriate assets;

•	some countries impose burdensome tariffs and quotas;

•	political changes and economic crises may lead to changes in the business environment in which we operate;

•	international conflict, including terrorist acts, could significantly impact our financial condition and results of operations;

•	in some countries, our operations are dependent on leases and other agreements; and

•	economic downturns, political instability and war or civil disturbances may disrupt production and distribution logistics or limit sales in individual markets.

The European Union (‘‘EU’’) maintains regulations that impose quotas and tariffs on bananas. In April 2001, the EU reached agreements with the United States and Ecuador to implement a tariff-only import system no later than January 1, 2006. In the interim period beginning July 1, 2001, European companies, including our European banana operations, that imported Latin American bananas into the EU market during the years 1994 to 1996 are eligible for banana import licenses. Although our earnings have not been negatively impacted by the new interim regime, our earnings could be affected based on these or similar regulations by the EU.

Our Worldwide Operations and Products Are Highly Regulated in the Areas of Food Safety and Protection of Human Health and the Environment.

Our operations are subject to extensive governmental regulations, including laws and regulations governing the use and disposal of pesticides and other chemicals. In order to maintain compliance with all of the laws and regulations that apply to our operations, we have been and may in the future be required to modify our operations, purchase new equipment or make capital improvements. Violations of these laws and regulations can result in substantial fines or penalties. In addition, we have been and may in the future become subject to private lawsuits alleging that our operations caused personal injury or property damage.

Events or Rumors Relating to the DOLE Brand Could Significantly Impact Our Business.

Consumer and institutional recognition of the DOLE trademarks and related brands and the association of these brands with high quality and safe food products are an integral part of our business. The occurrence of any events or rumors that cause consumers and/or institutions to no longer associate these brands with high quality and safe food products may adversely affect the value of the DOLE brand name, the trading prices for our common stock and demand for our products. We have licensed the DOLE brand name to several affiliated and unaffiliated companies for use in the United States and abroad. Acts or omissions by these companies may also have such adverse effects.

Risks Relating to the Exchange Notes

Servicing Our Indebtedness Will Require a Significant Amount of Cash and Our Ability to Generate Sufficient Cash Depends on Many Factors, Some of Which Are Beyond Our Control.

As of March 23, 2002, we had total consolidated indebtedness of approximately $833 million and stockholders’ equity of approximately $777 million. Our ability to make payments on our indebtedness, including the exchange notes, and to fund planned capital expenditures and other business needs depends on our ability to generate cash flow or raise additional capital in the future. There can be no assurances that our business will generate cash flow from operations in an amount sufficient for these needs, thereby necessitating additional borrowings or equity issuances. If we are unable to access sufficient capital on commercially reasonable terms, it could have a material adverse effect on our financial condition, results of operations and ability to satisfy our obligations under the exchange notes.

In addition, the exchange notes do not restrict our ability to borrow additional funds in the future nor is there an adjustment of the terms of the exchange notes if we are involved in a highly leveraged or similar transaction in the future. An increase in our indebtedness could increase the related risks that we face.

Our Subsidiaries Hold Most of Our Assets and Conduct Most of Our Operations and They Are Not Obligated to Make Payments on the Exchange Notes.

Most of our operations are conducted through our subsidiaries. Therefore, Dole Food Company, Inc., which is the issuer of the exchange notes, depends on the cash flow of its subsidiaries to meet its obligations. Because the creditors of our subsidiaries have direct claims on the subsidiaries and their assets, the claims of holders of debt securities of Dole Food Company, Inc. are ‘‘structurally subordinated’’ to any existing and future liabilities of our subsidiaries. This means that the creditors of the subsidiaries have priority in their claims on the assets of our subsidiaries over the creditors of Dole Food Company, Inc. As of March 23, 2002, indebtedness of our subsidiaries was $59 million. In addition, a substantial portion of our ordinary course liabilities, including accounts payable and accrued liabilities, as reflected on our consolidated balance sheet at December 29, 2001, were incurred by our subsidiaries. Our operating subsidiaries’ ability to make loans, distributions or other payments to Dole Food Company, Inc. will depend on their earnings, business, tax considerations and legal and contractual restrictions, which may adversely impact our ability to pay interest and principal due on the exchange notes.

USE OF PROCEEDS

We will not receive any proceeds from the exchange of the exchange notes for the old notes pursuant to the exchange offer.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 23, 2002:

•	on a historical basis; and

•	as adjusted after giving effect to the offering of the old notes and the repayment of our $300 million principal amount of 7% notes due 2003.

You should read this information together with “Use of Proceeds” and the audited consolidated financial statements and related notes incorporated by reference in this prospectus.

	March 23, 2002
	Actual	As Adjusted
	(in millions)
Cash and Equivalents	$285	$380

Total Current Portion of Long-Term Debt	$8	$8

Long-Term Debt:
Senior credit facilities(a)	—	—
Notes	774	872	(b)
Other notes payable	33	33

Total long-term debt	807	905
Total Stockholders’ Equity	777	777

Total Capitalization	$1,592	$1,690

(a)
Our current credit facilities consist of a $200 million, 364-day revolving facility and a $400 million, five-year revolving credit facility. There were no outstanding borrowings under these facilities as of the date hereof.

(b)	Reflects the issuance of $400 million of aggregate principal amount of notes at 99.497% of the principal amount thereof.

MARKET DATA

Market data and other statistical information contained or incorporated by reference in this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources referred to above. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

DOCUMENTS INCORPORATED BY REFERENCE

This prospectus represents only a summary of the information presented in it, and incorporates by reference certain documents we have filed with the Commission.

The following Dole documents are incorporated by reference:

1.	Annual Report on Form 10-K for the fiscal year ended December 29, 2001;

2.	Proxy Statement for our annual meeting of stockholders filed with the Commission on April 5, 2002;

3.	Quarterly Report on Form 10–Q for the quarterly period ended March 23, 2002; and

4.	All documents filed by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and before termination of the exchange offer.

References herein to ‘‘this prospectus’’ are intended to include the documents incorporated by reference, which are an integral part of this prospectus. You should obtain and review carefully copies of the documents incorporated by reference. Any statement contained in the documents incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement. Information that we later file with the Commission before the termination of the exchange offer will automatically modify and supersede the information previously incorporated by reference in this prospectus and the information in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any person obtaining a copy of this prospectus may obtain without charge, upon written request, a copy of the documents incorporated by reference.

AVAILABLE INFORMATION

This prospectus is part of a registration statement on Form S-4 that we have filed with the Commission under the Securities Act. We are subject to the informational reporting requirements of the Exchange Act, and in accordance with the Exchange Act, we file reports, proxy and information statements and other information with the Commission. The reports, proxy and information statements and other information may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices: 233 Broadway, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain copies of these materials from the Commission by mail at prescribed rates. You should direct requests to the Commission’s Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website (http://www.sec.gov) that contains the reports, proxy and information statements and other information filed by us. Our common stock is listed on the New York Stock Exchange under the symbol ‘‘DOL.’’ You may inspect information filed by us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. In addition, for so long as any of the notes remain outstanding, we have agreed to make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale of the notes the information required by Rule 144A(d)(4) under the Securities Act. You may obtain information, including the documents incorporated by reference, from us, One Dole Drive, Westlake Village, California 91362, Attention: Investor Relations, telephone (818) 874-4000.

THE EXCHANGE OFFER

General

As of the date of this prospectus, $400 million in aggregate principal amount of the old notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent to holders on June 10, 2002.

Purpose of the Exchange Offer

We issued the old notes on April 30, 2002 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the old notes may not be reoffered, resold, or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

In connection with the sale of the old notes, we agreed pursuant to the registration rights agreement to:

•	file a registration statement relating to the exchange offer on or prior to the 90th day after the issue date of the old notes;

•
use our best efforts to cause the Commission to declare the registration statement relating to the exchange offer effective under the Securities Act no later than the 150th day after the issue date of the old notes;

•	use our best efforts to cause the registration statement to remain effective until the closing of the exchange offer; and

•	use our best efforts to complete the exchange offer no later than 45 days after the exchange offer registration statement becomes effective.

We have filed a copy of the registration rights agreement as an exhibit to our Quarterly Report on Form 10–Q, filed on May 7, 2002, and incorporated it by reference in the registration statement of which this prospectus is a part. We are making the exchange offer to satisfy our obligations under the registration rights agreement. Other than pursuant to the registration rights agreement, we are not required to file any registration statement to register any outstanding old notes. Holders of old notes who do not tender their old notes or whose old notes are tendered but not accepted in the exchange offer must rely on an exemption from the registration requirements under the securities laws, including the Securities Act, if they wish to sell their old notes.

Terms of the Exchange

We are offering to exchange, subject to the conditions described in this prospectus and in the letter of transmittal accompanying this prospectus, $1,000 in principal amount of exchange notes for each $1,000 in principal amount of the old notes. The terms of the exchange notes are identical in all material respects to the terms of the old notes, except that the exchange notes will generally be freely transferable by holders of the exchange notes and will not be subject to the terms of the registration rights agreement. The exchange notes will evidence the same indebtedness as the old notes and will be entitled to the benefits of the indenture. For additional information, see “Description of the Exchange Notes.”

The exchange offer is not conditioned upon the tender of any minimum principal amount of old notes.

We have not requested, and do not intend to request, an interpretation by the staff of the Commission as to whether the exchange notes issued in exchange for the old notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff of the Commission set forth in a series of no-action letters issued to third parties, we believe that exchange notes issued in the exchange offer in exchange for old notes may be offered for sale, resold and otherwise transferred by any holder of exchange notes, other than any holder that is a broker-dealer or is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the exchange notes are acquired in the ordinary course of the holder’s business;

•	the holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

•	the holder is not engaged in, and does not intend to engage in a distribution of the exchange notes.

Since the Commission has not considered the exchange offer in the context of a no-action letter, we can provide no assurance that the staff of the Commission would make a similar determination with respect to the exchange offer. Any holder who is an affiliate of ours or who tenders old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on the interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of exchange notes. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For additional information, see “—Resale of Exchange Notes” and “Plan of Distribution.”

The exchange notes will accrue interest from the last interest payment date on which interest was paid on the old notes or, if no interest was paid on the old notes, from the date of issuance of the old notes, which was on April 30, 2002. Holders whose old notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the old notes.

Tendering holders of the old notes will not be required to pay brokerage commissions or fees or, transfer taxes, except as specified in the instructions in the letter of transmittal, with respect to the exchange of the old notes in the exchange offer.

Expiration Date; Extension; Termination; Amendment

The exchange offer will expire at 5:00 p.m., New York City time, on July 9, 2002, unless we, in our sole discretion, have extended the period of time for which the exchange offer is open. The time and date, as it may be extended, is referred to herein as the “expiration date.” The expiration date will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Exchange Act. We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any old notes. We will extend the expiration date by giving oral or written notice of the extension to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During the extension, all old notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

We expressly reserve the right to:

•
terminate or amend the exchange offer and not to accept for exchange any old notes not previously accepted for exchange upon the occurrence of any of the events specified below under “— Conditions to the Exchange Offer” which have not been waived by us; and

•	amend the terms of the exchange offer in any manner which, in our good faith judgment, is advantageous to the holders of the old notes, whether before or after any tender of the old notes.

If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to the holders of the old notes as promptly as practicable.

For purposes of the exchange offer, a “business day” means any day other than Saturday, Sunday or a date on which banking institutions are required or authorized by New York State law to be closed, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the exchange notes for the old notes promptly following the expiration date.

Procedures for Tendering Old Notes

Our acceptance of old notes tendered by a holder will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal. All references in this prospectus to the letter of transmittal are deemed to include a facsimile of the letter of transmittal.

A holder of old notes may tender the old notes by:

•	properly completing and signing the letter of transmittal;

•	properly completing any required signature guarantees;

•	properly completing any other documents required by the letter of transmittal; and

•
delivering all of the above, together with the certificate or certificates representing the old notes being tendered, to the exchange agent at its address set forth below on or prior to the expiration date; or

•	complying with the procedure for book-entry transfer described below; or

•	complying with the guaranteed delivery procedures described below.

The method of delivery of old notes, letters of transmittal and all other required documents is at the election and risk of the holders. If the delivery is by mail, it is recommended that registered mail properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to ensure timely delivery. Holders should not send old notes or letters of transmittal to us.

The signature on the letter of transmittal need not be guaranteed if:

•	tendered old notes are registered in the name of the signer of the letter of transmittal;

•	the exchange notes to be issued in exchange for the old notes are to be issued in the name of the holder; and

•	any untendered old notes are to be reissued in the name of the holder.

In any other case, the tendered old notes must be:

•	endorsed or accompanied by written instruments of transfer in form satisfactory to us;

•	duly executed by the holder; and

•
the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution, each an “eligible institution” that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act.

If the exchange notes and/or old notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the old notes, the signature in the letter of transmittal must be guaranteed by an eligible institution.

The exchange agent will make a request within two business days after the date of receipt of this prospectus to establish accounts with respect to the old notes at The Depository Trust Company, the “book-entry transfer facility,” for the purpose of facilitating the exchange offer. We refer to the Depository Trust Company in this prospectus as “DTC.” Subject to establishing the accounts, any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer the old notes into the exchange agent’s account with respect to the old notes in accordance with the book-entry transfer facility’s procedures for the transfer. Although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, an appropriate letter of transmittal with any required signature guarantee and all other required documents, or an agent’s message, must in each case be properly transmitted to and received or confirmed by the exchange agent at its address set forth below prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. We refer to the Automated Tender Offer Program in this prospectus as “ATOP.” Accordingly, DTC participants may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an agent’s message.

The term “agent’s message” means a message which:

•	is transmitted by DTC;

•	received by the exchange agent and forming part of the book-entry transfer;

•	states that DTC has received an express acknowledgment from a participant in DTC that is tendering old notes which are the subject of the book-entry transfer;

•	states that the participant has received and agrees to be bound by all of the terms of the letter of transmittal; and

•	states that we may enforce the agreement against the participant.

If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or old notes to reach the exchange agent before the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, the holder may effect a tender if the exchange agent has received at its address set forth below on or prior to the expiration date, a letter, telegram or facsimile transmission, and an original delivered by guaranteed overnight courier, from an eligible institution setting forth:

•	the name and address of the tendering holder;

•	the names in which the old notes are registered and, if possible, the certificate numbers of the old notes to be tendered; and

•
a statement that the tender is being made thereby and guaranteeing that within three business days after the expiration date, the old notes in proper form for transfer, or a confirmation of book-entry transfer of such old notes into the exchange agent’s account at the book-entry transfer facility and an agent’s message, will be delivered by the eligible institution together with a properly completed and duly executed letter of transmittal and any other required documents.

Unless old notes being tendered by the above-described method are deposited with the exchange agent, a tender will be deemed to have been received as of the date when:

•
the tendering holder’s properly completed and duly signed letter of transmittal, or a properly transmitted agent’s message, accompanied by the old notes or a confirmation of book-entry transfer of the old notes into the exchange agent’s account at the book-entry transfer facility is received by the exchange agent; or

•	a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect from an eligible institution is received by the exchange agent.

Issuances of exchange notes in exchange for old notes tendered pursuant to a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect by an eligible institution will be made only against deposit of the letter of transmittal and any other required documents and the tendered old notes or a confirmation of book-entry and an agent’s message.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders of any old notes not properly tendered or not to accept any old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. The interpretation of the terms and conditions of the exchange offer including the letter of transmittal and the instructions contained in the letter of transmittal, by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will any of us incur any liability for failure to give such notification.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the old notes.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, such persons must submit proper evidence satisfactory to us of their authority to so act.

By tendering, each holder represents to us that, among other things:

•	the exchange notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the holder;

•	the holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and

•	the holder is not an “affiliate,” as defined under Rule 405 of the Securities Act, of ours.

Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For additional information, see “Plan of Distribution.”

Terms and Conditions of the Letter of Transmittal

The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

The party tendering old notes for exchange, assigns and transfers the old notes to us and irrevocably constitutes and appoints the exchange agent as his agent and attorney-in-fact to cause the old notes to be assigned, transferred and exchanged. We refer to the party tendering notes herein as the “transferor.” The transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the old notes and to acquire exchange notes issuable upon the exchange of the tendered old notes, and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered old notes or transfer ownership of such old notes on the account books maintained by a book-entry transfer facility. The transferor further agrees that acceptance of any tendered old notes by us and the issuance of exchange notes in exchange for old notes will constitute performance in full by us of various of our obligations under the registration rights agreement. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

The transferor certifies that it is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act and that it is acquiring the exchange notes offered hereby in the ordinary course of the transferor’s business and that the transferor has no arrangement with any person to participate in the distribution of the exchange notes.

Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of exchange notes. Each transferor which is a broker-dealer receiving exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Withdrawal Rights

Tenders of old notes may be withdrawn at any time prior to the expiration date.

For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission, with receipt confirmed by telephone, or letter must be received by the exchange agent at the address set forth in this prospectus prior to the expiration date. Any notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes;

•	specify the principal amount of old notes to be withdrawn;

•	include a statement that the holder is withdrawing his election to have the old notes exchanged;

•
be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the old notes into the name of the person withdrawing the tender; and

•	specify the name in which any such old notes are to be registered, if different from that of the person who tendered the old notes.

The exchange agent will return the properly withdrawn old notes promptly following receipt of the notice of withdrawal. If old notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us and our determination will be final and binding on all parties.

Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the old notes will be credited to an account with the book-entry transfer facility specified by the holder. In either case, the old notes will be returned as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “Procedures for Tendering Old Notes” above at any time prior to the expiration date.

Acceptance of Old Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, on the expiration date, all old notes properly tendered and will issue the exchange notes promptly after such acceptance. See “—Conditions to the Exchange Offer” below for more detailed information. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, and if, we have given oral or written notice of our acceptance to the exchange agent.

For each old note accepted for exchange, the holder of the old note will receive an exchange note having a principal amount equal to that of the surrendered old note.

In all cases, issuance of exchange notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after:

•	timely receipt by the exchange agent of certificates for the old notes or a timely book-entry confirmation of the old notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal, or a properly transmitted agent’s message; and

•	timely receipt by the exchange agent of all other required documents.

If any tendered old notes are not accepted for any reason described in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or nonexchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the non-exchanged old notes will be credited to an account maintained with the book-entry transfer facility. In either case, the old notes will be returned as promptly as practicable after the expiration of the exchange offer.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer, by oral or written notice to the exchange agent or by a timely press release, if at any time before the acceptance of the old notes for exchange or the exchange of the exchange notes for such old notes, any of the following conditions exist:

•
any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment would reasonably be expected to impair our ability to proceed with the exchange offer; or

•	the exchange offer, or the making of any exchange by a holder, violates applicable law or any applicable interpretation of the staff of the Commission.

Regardless of whether any of the conditions has occurred, we may amend the exchange offer in any manner which, in our good faith judgment, is advantageous to holders of the old notes.

The conditions described above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to the condition or we may waive any condition in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the rights described above will not be deemed a waiver of the right and each right will be deemed an ongoing right which we may assert at any time and from time to time.

If we waive or amend the conditions above, we will, if required by law, extend the exchange offer for a minimum of five business days from the date that we first give notice, by public announcement or otherwise, of the waiver or amendment, if the exchange offer would otherwise expire within the five business-day period. Any determination by us concerning the events described above will be final and binding upon all parties.

The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

Exchange Agent

J.P. Morgan Trust Company, National Association, has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below:

By Registered or Certified Mail, By Hand or Overnight Courier:
J.P. Morgan Trust Company, National Association
c/o JPMorgan Chase Bank
Institutional Trust Services
2001 Bryan Street, 9th Floor
Dallas, Texas 75201
Attention: Frank Ivins (Personal and Confidential)

By Facsimile:
(214) 468-6494 Attention: Frank Ivins

Confirm by Telephone:
(415) 954-2360

Delivery to an address other than as set forth on the letter of transmittal, or transmissions of instructions via a facsimile number other than the one set forth on the letter of transmittal, will not constitute a valid delivery.

You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent as follows:

By Facsimile:
(415) 954-2371
Attention: Hank Helley

By Telephone:
(415) 954-2360

If by Mail:
J.P. Morgan Trust Company, National Association
101 California Street, Suite 3800
San Francisco, CA 94111
Attention: Hank Helley

Solicitation of Tenders; Fees and Expenses

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the old notes and in handling or forwarding tenders for their customers.

We will pay the estimated cash expenses to be incurred in connection with the exchange offer. We estimate the expenses to be approximately $350,000, which includes fees and expenses of the exchange agent, trustee, registration fees, accounting, legal, printing and related fees and expenses.

No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made pursuant to this prospectus, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus. The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of old notes in any jurisdiction in which the making of the exchange offer or the acceptance of the exchange offer would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in the jurisdiction and extend the exchange offer to holders of old notes in the jurisdiction. In any jurisdiction in which the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers which are licensed under the laws of the jurisdiction.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. However, the transfer taxes will be payable by the tendering holder if:

•
certificates representing exchange notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered; or

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer.

We will bill the amount of the transfer taxes directly to the tendering holder if satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal.

Accounting Treatment

For accounting purposes, we will not recognize gain or loss upon the exchange of the exchange notes for old notes. We will amortize expenses incurred in connection with the issuance of the exchange notes over the term of the exchange notes.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the old notes as described in the legend on the old notes. Old notes not exchanged pursuant to the exchange offer will continue to remain outstanding in accordance with their terms. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act.

Participation in the exchange offer is voluntary, and holders of old notes should carefully consider whether to participate. Holders of old notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. Holders of old notes who do not tender their old notes in the exchange offer will continue to hold the old notes and will be entitled to all the rights and limitations applicable to the old notes under the indenture, except for any rights under the registration rights agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this exchange offer. All untendered old notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered old notes could be adversely affected.

We may in the future seek to acquire, subject to the terms of the indenture, untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes which are not tendered in the exchange offer.

Resale of Exchange Notes

We are making the exchange offer in reliance on the position of the staff of the Commission as set forth in interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter and we can provide no assurance that the staff would make a similar determination with respect to the exchange offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff, we believe that the exchange notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by a holder, other than any holder who is a broker-dealer or an “affiliate” of ours within the meaning of Rule 405 of the Securities Act, without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	the exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the exchange notes.

However, any holder who is:

•	an “affiliate” of ours;

•	who has an arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer; or

•	any broker-dealer who purchased old notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act,

may not rely on the applicable interpretations of the staff and must comply with the registration and prospectus delivery requirements of the Securities Act. A broker-dealer who holds old notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes. Each such broker-dealer that receives exchange notes for its own account in exchange for old notes, where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities, must acknowledge, as provided in the letter of transmittal, that it will deliver a prospectus in connection with any resale of such exchange notes. For more detailed information, see “Plan of Distribution.”

In addition, to comply with the securities laws of various jurisdictions, if applicable, the exchange notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the registration rights agreement and subject to specified limitations therein, to register or qualify the exchange notes for offer or sale under the securities or blue sky laws of the jurisdictions as any holder of the exchange notes reasonably requests. The registration or qualification may require the imposition of restrictions or conditions, including suitability requirements for offerees or purchasers, in connection with the offer or sale of any exchange notes.

Shelf Registration

We may be required to file a shelf registration statement to permit certain holders of Registrable Notes (as defined below) who were not eligible to participate in the exchange offer to resell the Registrable Notes periodically without being limited by the transfer restrictions.

We will only be required to file a shelf registration statement if:

•
after the issue date of the notes, there is a change in law or applicable interpretations of the law by the staff of the Commission, and as a result we are not permitted to effect the exchange offer as contemplated by the registration rights agreement;

•
the exchange offer registration statement is not declared effective within 150 days after the issue date of the notes or the exchange offer is not consummated within 45 days after the exchange offer registration statement is declared effective, but we may terminate the shelf registration statement at any time, without penalty, if the exchange offer registration statement is declared effective or the exchange offer is consummated;

•
any holder of the notes, other than an initial purchaser holding notes acquired directly from us, is not eligible to participate in the exchange offer or elects to participate in the exchange offer but does not receive freely transferable exchange notes; or

•	requested by any of the initial purchasers before the date that is 90 days after the consummation of the exchange offer with respect to notes acquired by them directly from us.

If a shelf registration statement is required, we will:

•	file the shelf registration statement with the Commission no later than (a) the 150th day after the issue date of the notes or (b) the 60th day after that filing obligation arises, whichever is later;

•
use our best efforts to cause the shelf registration statement to be declared effective by the Commission as promptly as practicable, but in no event later than the 60th day after the date on which we are required to file such shelf registration; and

•
use our best efforts to keep the shelf registration statement continuously effective for a period of two years after the latest date on which any notes are originally issued or, if earlier, until all the Registrable Notes covered by the shelf registration statement are sold thereunder, become eligible for resale pursuant to Rule 144(k) under the Securities Act or cease to be Registrable Notes.

Notwithstanding the foregoing, we may, by notice to holders of Registrable Notes, suspend the availability of a shelf registration statement and the use of the related prospectus, if:

•	such action is required by applicable law;

•	such action is taken by us in good faith and for valid business reasons, including the possible acquisition or divestiture of assets or a material corporate transaction or event; or

•
the happening of any event or the discovery of any fact that makes any statement made in the shelf registration statement or the related prospectus untrue in any material respect or constitutes an omission to state a material fact in the shelf registration statement or the related prospectus.

The period for which we are obligated to keep the shelf registration statement continuously effective will be extended by the period of such suspension.

Each holder of Registrable Notes will be required to discontinue disposition of Registrable Notes pursuant to the shelf registration statement upon receipt from us of notice of any events described in the preceding paragraph or certain other events specified in the registration rights agreement.

The shelf registration statement will permit only certain holders to resell their notes from time to time. In particular, these holders must:

•	provide certain information in connection with the shelf registration statement; and

•	agree in writing to be bound by all provisions of the registration rights agreement (including certain indemnification obligations).

A holder who sells notes pursuant to the shelf registration statement will be required to be named as a selling securityholder in the prospectus and to deliver a copy of the prospectus to purchasers. If we are required to file a shelf registration statement, we will provide to each holder of the notes copies of the prospectus that is a part of the shelf registration statement and notify each of these holders when the shelf registration statement becomes effective. These holders will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement which are applicable to these holders (including certain indemnification obligations).

Additional Interest

If a Registration Default (as defined below) occurs, then we will be required to pay additional interest to each holder of Registrable Notes. During the first 90-day period that a Registration Default occurs and is continuing, we will pay additional interest on the Registrable Notes at a rate of 0.25% per year. If a Registration Default occurs and is continuing for a period of more than 90 days, then the amount of additional interest we are required to pay on the Registrable Notes will increase, effective from and after the 91st day in that period, by an additional 0.25% per year until all Registration Defaults have been cured. However, in no event will the rate of additional interest exceed 0.50% per year and we will not be required to pay additional interest for more than one Registration Default at a time. This additional interest will accrue only for those days that a Registration Default occurs and is continuing. All accrued additional interest will be paid to the holders of the notes in the same manner as interest payments on the notes, with payments being made on the interest payment dates for notes. Following the cure of all Registration Defaults, no more additional interest will accrue unless a subsequent Registration Default occurs. Additional interest will not be payable on any notes other than Registrable Notes.

You will not be entitled to receive any additional interest on any Registrable Notes if you were, at any time while the exchange offer was pending, eligible to exchange, and did not validly tender, Registrable Notes for exchange notes in the exchange offer.

A ‘‘Registration Default’’ will occur if:

•	we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for that filing;

•	any such registration statement is not declared effective by the Commission on or prior to the date specified for its effectiveness;

•	we fail to complete the exchange offer on or prior to the date specified for completion; or

•
the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the notes during the periods specified in the registration rights agreement, except during limited periods as a result of the exercise by us of our right to suspend use of the shelf registration statement and the related prospectus as described under ‘‘—Shelf Registration’’ above.

‘‘Registrable Notes’’ means the notes; provided, however, that any notes shall cease to be Registrable Notes when (a) a shelf registration statement with respect to such notes shall have been declared effective under the Securities Act and such notes shall have been disposed of pursuant to the shelf registration statement, (b) such notes shall have been sold pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A) under the Securities Act, (c) such notes shall have ceased to be outstanding or (d) such notes have been exchanged for exchange notes which have been registered pursuant to the exchange offer registration statement upon consummation of the exchange offer subject, in the case of this clause (d), to certain exceptions.

DESCRIPTION OF THE EXCHANGE NOTES

The exchange notes will be issued as a series of senior debt securities under an indenture, dated as of July 15, 1993, between Dole and J.P. Morgan Trust Company, National Association (formerly known as Chase Manhattan Bank and Trust Company, National Association, and formerly known as Chemical Trust Company of California), as trustee. As described under ‘‘The Exchange Offer — Purpose of the Exchange Offer,’’ we have agreed to file this registration statement enabling holders to exchange the old notes for publicly registered exchange notes having substantially identical terms, except for the elimination of some transfer restrictions, registration rights and additional interest provisions relating to the old notes. The old notes and the exchange notes will constitute a single series of securities under the indenture and therefore will vote together as a single class for purposes of determining whether holders of the requisite percentage in aggregate principal amount thereof have taken actions or exercised rights they are entitled to take or exercise under the indenture.

Because this section is a summary, it does not describe every aspect of the indenture. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, including the definitions contained therein. You may obtain a copy of the indenture by requesting one from us or the trustee. Unless otherwise defined herein under ‘—Definitions,’’ capitalized terms used in this section have the meanings assigned to them in the indenture.

General

The indenture does not limit the aggregate amount of exchange notes that may be issued under the indenture. The exchange notes will be limited initially to $400 million aggregate principal amount, but we may ‘‘reopen’’ the series of exchange notes without the consent of the noteholders and issue additional debt securities that will constitute a single series with the exchange notes.

The exchange notes will mature on May 1, 2009, unless redeemed prior to that date, as described under ‘‘—Optional Redemption.’’ Interest on the exchange notes will accrue at the rate of 7 1/4% per year and will be computed on the basis of a 360-day year of twelve 30-day months. We will pay interest on the exchange notes semiannually in arrears on May 1 and November 1 of each year, beginning on November 1, 2002, to the registered holders of the exchange notes on the preceding April 15 and October 15, respectively.

The exchange notes will be unsecured senior obligations of ours and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding. At March 23, 2002, after giving effect to the offering of the old notes and the anticipated application of the net proceeds of the offering, we would have had outstanding approximately $872 million of senior unsecured indebtedness. Because the creditors of our subsidiaries have direct claims on the subsidiaries and their assets, the claims of holders of debt securities of Dole Food Company, Inc. are ‘‘structurally subordinated’’ to any existing and future liabilities of our subsidiaries. This means that the creditors of the subsidiaries have priority in their claims on the assets of our subsidiaries over the creditors of Dole Food Company, Inc. As of March 23, 2002, indebtedness of our subsidiaries was $59 million. In addition, a substantial portion of our ordinary course liabilities, including accounts payable and accrued liabilities, as reflected on our consolidated balance sheet at December 29, 2001, were incurred by our subsidiaries. See ‘‘Risk Factors—Risks Relating to the Exchange Notes—Our Subsidiaries Hold Most of Our Assets and Conduct Most of Our Operations and They are Not Obligated to Make Payments on the Notes.’’

The indenture does not contain any covenants or provisions that would afford the holders of the exchange notes protection in the event of a highly leveraged or similar transaction.

The exchange notes will be exchangeable, transfers of the exchange notes will be registrable, and principal of and premium, if any, and interest on the exchange notes will be payable, at the corporate trust office of the trustee at 2001 Bryan Street, 9th Floor, Dallas, TX 75201, c/o JPMorgan Chase Bank; provided that payment of interest on an interest payment date may, at our option, be made by check mailed to the address of the person entitled thereto as it appears in the security register or by transfer to an account maintained by the payee with a bank located in the United States. Payments of principal, premium, if any, and interest in respect of the Global Notes (as defined below) will be made to DTC in immediately available funds, while disbursement of such payments to owners of beneficial interests in the Global Notes will be made in accordance with the procedures of DTC and its participants in effect from time to time.

Neither we nor the trustee will impose any service charge for any transfer or exchange of a note; however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of notes. All exchange notes will be issued only in fully registered form without coupons in denominations of $1,000 and any integral multiples of $1,000. All exchange notes in certificated form sold to institutional accredited investors will require a minimum purchase of $100,000 aggregate principal amount of the exchange notes.

If any interest payment date, stated maturity date or earlier redemption date falls on a day that is not a business day in The City of New York, the required payment of principal, premium, if any, and interest will be made on the next business day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date, the stated maturity date or earlier redemption date, as the case may be, to the next business day.

We do not intend to apply for the listing or quotation of the exchange notes on any securities exchange or market.

An affiliate of the trustee is administrative agent and lender under our $400 million, five-year revolving credit facility.

Optional Redemption

We may redeem the exchange notes, in whole or from time to time in part, at a price equal to the sum of 100% of the aggregate principal amount of the exchange notes being redeemed, the Make-Whole Amount, if any, and unpaid interest on the exchange notes being redeemed accrued to the redemption date. We will, however, pay the interest installment due on any interest payment date that occurs on or before a redemption date to the holders of the exchange notes as of the close of business on the record date immediately preceding that interest payment date.

We will give notice of any redemption of any exchange notes to holders of the exchange notes to be redeemed at their addresses, as shown in the security register for the exchange notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the aggregate principal amount of the exchange notes to be redeemed and the redemption price.

If we choose to redeem less than all of the exchange notes, we will notify the trustee at least 45 days before giving notice of redemption, or such shorter period as is satisfactory to the trustee, of the aggregate principal amount of exchange notes to be redeemed and the redemption date. The trustee will select, in the manner it deems fair and appropriate, the exchange notes to be redeemed in part.

If we have given notice as provided in the indenture and made funds available for the redemption of any exchange notes called for redemption on the redemption date referred to in that notice, those exchange notes will cease to bear interest on that redemption date and the only right of the holders of those exchange notes will be to receive payment of the redemption price.

The exchange notes will not be subject to, or have the benefit of, a sinking fund.

Certain Covenants

Merger, Consolidation and Sale of Assets

We have agreed not to consolidate or merge with or into any other person, or convey, transfer, or lease our properties and assets substantially as an entirety to any person, or permit any other person to consolidate with or merge into us or convey, transfer or lease its properties or assets substantially as an entirety to us, unless:

•	we are the surviving entity or our successor is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia;

•
our successor shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of and any premium and interest on all the exchange notes and the performance and observance of every covenant in the indenture that we would otherwise have to perform or observe;

•
immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of ours or any of our Subsidiaries as a result of such transaction as having been incurred by us or any of our subsidiaries at the time of such transaction, there will not be any event of default or event which, after notice or lapse of time or both, would become an event of default;

•
if, as a result of any such transaction, our property or assets would become subject to a Lien which would not be permitted under ‘‘—Limitation on Liens,’’ we or our successor shall take those steps that are necessary to secure the exchange notes issued under the indenture equally and ratably with Indebtedness secured by that Lien; and

•	we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction and the supplemental indenture comply with the indenture.

Upon any consolidation or merger with or into or any conversion into any other person or any conveyance, transfer or lease of our assets substantially as an entirety to any person, the successor person shall succeed to, and be substituted for, us under the indenture, and we, except in the case of a lease, shall be relieved of all obligations and covenants under our exchange notes to the extent we were the predecessor person.

Limitation on Liens

The indenture provides that we may not, and may not permit any Restricted Subsidiary to, create or suffer to exist any Lien to secure any Indebtedness of ours or any Subsidiary upon any Principal Property of ours or of any of our Restricted Subsidiaries, or upon shares of capital stock or evidences of Indebtedness issued by any Restricted Subsidiary and owned by us or any Restricted Subsidiary, without making, or causing such Restricted Subsidiary to make, effective provision to secure all of the exchange notes offered hereby (together with, if we shall so determine, any other Indebtedness of ours or such Restricted Subsidiary then existing or thereafter created which is not Subordinated Debt) by such Lien, equally and ratably with or, at our option, prior to any and all other Indebtedness thereby secured, so long as such Indebtedness is so secured, unless the sum of the principal amount of Indebtedness secured by all Liens secured by any such Principal Property, capital stock or evidences of Indebtedness incurred after the date of the offering of the old notes together with all our Attributable Debt and the Attributable Debt of our Restricted Subsidiaries with respect to sale and leaseback transactions involving Principal Properties (with the exception of such transactions which are excluded as described in ‘‘—Limitation on Sale and Leaseback Transactions’’), does not exceed 10% of our Net Tangible Assets.

The foregoing restrictions shall not apply to, and there will be excluded from secured Indebtedness in any computation under such restriction, Indebtedness secured by Liens existing on the date of the indenture or to:

•	Liens on property or any shares of capital stock or Indebtedness of a person existing at the date of issuance of the old notes or at the time such person becomes a Restricted Subsidiary;

•	Liens in favor of us or a Restricted Subsidiary;

•
Liens in favor of the United States of America or any State thereof or any foreign government, or any department, agency or instrumentality or political subdivision thereof, to secure, progress, advance or certain other payments;

•
if made in the ordinary course of business, Liens as security for the performance of contracts or other undertakings other than in connection with the borrowing of money or the securing of Indebtedness;

•	Liens with governmental agencies to qualify us or any of our Restricted Subsidiaries to do business, to maintain self-insurance or obtain certain other benefits;

•	Liens for taxes, assessments or governmental charges or levies not yet due and payable or payable without penalty or being contested in good faith by appropriate proceedings;

•
Liens created by or resulting from litigation or legal proceedings that are being contested in good faith by appropriate proceedings and Liens arising out of judgments as to which the time for appeal or proceeding for review has not expired;

•
Liens on and limited to property, shares of stock or Indebtedness existing at the time of the acquisition thereof (including an acquisition by merger or consolidation), and purchase money and construction Liens that are entered into prior to, at the time of, or within 120 days after the acquisition or construction or the commencement of full operation of such property;

•	Liens securing industrial revenue, pollution control bonds or similar obligations;

•	Liens created in connection with a project financed with, and created to secure, a Nonrecourse Obligation; and

•	any extension, renewal or refunding of any Lien referred to above to the extent that the amount of Indebtedness secured by such Lien is not increased from the amount originally so secured.

Limitation on Sale and Leaseback Transactions

The indenture provides that we may not, and may not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property, unless, after giving effect thereto, the aggregate amount of all of our Attributable Debt and the Attributable Debt of our Restricted Subsidiaries with respect to sale and leaseback transactions involving Principal Properties plus all Indebtedness secured by Principal Properties or by shares of stock or evidences of Indebtedness issued by any Restricted Subsidiary and owned by us or any Restricted Subsidiary (excluding secured Indebtedness that is excluded as described in ‘‘—Limitation on Liens’’) would not exceed 10% of our Net Tangible Assets.

The foregoing restriction will not apply to:

•	a Sale and Leaseback Transaction providing for a lease for a term, including renewals, of not more than three years;

•	a Sale and Leaseback Transaction entered into up to and including 180 days after the later of the acquisition of the Principal Property or the completion of its construction;

•	a lease that secures or relates to industrial revenue or pollution control bonds or certain similar obligations;

•	a lease with a payment obligation that is created in connection with a project financed by a Nonrecourse Obligation, if such obligation constitutes a Nonrecourse Obligation;

•
the application, within 180 days after a sale or transfer is completed, of an amount equal to the greater of the net proceeds from the sale of the Principal Property leased pursuant to such arrangement or the fair market value of the Principal Property so leased at the time of entering into such arrangement to:

•	the retirement of our Senior Funded Debt (other than through payment at maturity or a mandatory sinking fund or other mandatory prepayment);

•	the retirement by a Restricted Subsidiary of Funded Debt of a Restricted Subsidiary (other than through payment at maturity or a mandatory sinking fund or other mandatory prepayment);

•	the purchase of other property that will constitute Principal Property with a fair market value at least equal to the value of the Principal Property leased in such transaction; or

•	a Sale and Leaseback Transaction between us and a Restricted Subsidiary or between Restricted Subsidiaries.

Definitions

‘‘Attributable Debt’’ means, as to any particular lease under which we or any Restricted Subsidiary is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid under that lease during its remaining term (including any period for which the lease has been extended or may, at the option of the lessor, be extended), discounted from the respective due dates thereof to such date at a rate per year equal to the weighted average interest rate per year borne by the debt securities of each series outstanding pursuant to the indenture compounded semiannually. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to that period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under the lease subsequent to the first date upon which it may be so terminated.

‘‘Funded Debt’’ means:

•
all Indebtedness of us and our Restricted Subsidiaries maturing on, or renewable or extendible at the option of the obligor to, a date more than one year from the date of the determination thereof that is or would be classified as long-term debt on a balance sheet prepared in accordance with generally accepted accounting principles (including Indebtedness under any revolving credit arrangement with banks),

•
guarantees, direct or indirect, and other contingent obligations of us and our Restricted Subsidiaries in respect of, or to purchase or otherwise acquire or be responsible or liable for (through the investment of funds or otherwise), any Indebtedness of others (but not including contingent liabilities on customers’ receivables sold with recourse), and

•	amendments, renewals, extensions and refunding of any such Indebtedness.

‘‘Indebtedness’’ means, with respect to any person, every obligation of such person for money borrowed or evidenced by bonds, debentures, notes or other similar instruments, whether or not for money borrowed or given in connection with the acquisition of any business, properties or assets, including securities.

‘‘Lien’’ means, with respect to any property or assets, any mortgage, pledge, security interest, lien, conditional sale or other title retention agreement or other similar encumbrance.

‘‘Make-Whole Amount’’ means, in connection with any optional redemption, the excess, if any, of (a) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest, exclusive of interest accrued to the date of redemption, that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate, determined on the third business day in The City of New York preceding the date notice of such redemption is given, from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption, over (b) the aggregate principal amount of the notes being redeemed.

‘‘Net Tangible Assets’’ means the net book value of all assets of us and our Restricted Subsidiaries, excluding any amount carried as assets for shares of capital stock held in treasury, debt discount and expense, investments in and advances to Subsidiaries other than Restricted Subsidiaries, goodwill, patents and trademarks, less all liabilities of us and of our Restricted Subsidiaries (except Funded Debt, minority interests in Restricted Subsidiaries, deferred taxes and general contingency reserves of us and of our Restricted Subsidiaries), all as determined on a consolidated basis in accordance with generally accepted accounting principles.

‘‘Nonrecourse Obligation’’ means indebtedness or lease payment obligations substantially related to (a) the acquisition of assets not previously owned by us or any of our Restricted Subsidiaries or (b) the financing of a project involving the development or expansion of our properties or any properties of our Restricted Subsidiaries, as to which the obligee with respect to such indebtedness or obligation has no recourse to our general corporate funds or the general corporate funds of any of our Restricted Subsidiaries or any of our assets or any assets of our Restricted Subsidiaries other than the assets that were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and funds generated by such assets or project) except pursuant to a covenant to pay to such obligee or to the obligor of such indebtedness or obligation an amount equal to all or a portion of the amount of any dividends received from such obligor within the previous 12 months.

‘‘Principal Property’’ means any manufacturing plant or processing facility, including the equipment constituting a part thereof, which is located within the United States or its territories or possessions, of us or a Restricted Subsidiary, having a net book value exceeding 1% of Net Tangible Assets.

‘‘Reinvestment Rate’’ means 0.375% plus the arithmetic mean of the yields under the heading ‘‘Week Ending’’ published in the most recent Statistical Release under the caption ‘‘Treasury Constant Maturities’’ for the maturity, rounded to the nearest month, corresponding to the remaining life to maturity, as of the redemption date, of the principal of the notes being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by us.

‘‘Restricted Subsidiary’’ means any Subsidiary of ours, other than any Subsidiary that is engaged primarily in the management, development and sale or financing of real property.

‘‘Sale and Leaseback Transaction’’ of any person means an arrangement with any bank, insurance company or other lender or investor, or to which any such bank, insurance company, lender or investor is a party, providing for the leasing by us or any Restricted Subsidiary of any Principal Property that has been or is to be sold or transferred more than 180 days after the latest of the acquisition, completion of construction or commencement of full operation by us or any Restricted Subsidiary to such bank, insurance company, lender or investor, or to any person to whom funds have been or are to be advanced by such bank, insurance company, lender or investor on the security of such Principal Property.

‘‘Senior Funded Debt’’ means all Funded Debt except Subordinated Funded Debt.

‘‘Statistical Release’’ means the statistical release designated ‘‘H.15(519)’’ or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any required determination under the indenture, then such other reasonably comparable index which shall be designated by us.

‘‘Subordinated Funded Debt’’ means any of our unsecured Funded Debt that is expressly made subordinate and junior in rank and right of payment to any debt securities of each series outstanding pursuant to the indenture in the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings relative to us or our creditors, as such, or to our property, or in the event of any proceedings for our voluntary liquidation, dissolution or other winding up, whether or not involving insolvency or bankruptcy.

‘‘Subsidiary’’ means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries. For the purposes of this definition, ‘‘voting stock’’ means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Events of Default

An ‘‘event of default’’ with respect to the exchange notes occurs if:

•	we fail to pay the principal of, or premium, if any, on, any note when due;

•	we fail to pay interest when due and continue that failure for 30 days thereafter on any note;

•
there is a default in any of our Indebtedness or Indebtedness of any of our Subsidiaries, including a default on any exchange notes, or under any instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness for money borrowed by us or any of our Subsidiaries, including the indenture, whether such Indebtedness now exists or is hereafter created, which default results in an amount of at least $25 million becoming due or payable prior to the date it would otherwise become due and payable and the default is not cured or the acceleration is not rescinded or annulled within a period of 10 days after there has been given written notice as provided in the indenture;

•	we fail to perform any covenant in the indenture and this failure continues for 60 days after we receive written notice as provided in the indenture; or

•	we or a court take certain actions relating to our bankruptcy, insolvency or reorganization.

If an event of default with respect to the exchange notes occurs and continues, except for actions relating to our bankruptcy, insolvency or reorganization, the trustee or the holders of at least 25% in principal amount of the outstanding exchange notes may require us to repay immediately the principal of, and premium, if any, and interest on, all exchange notes. The holders of a majority in principal amount of the outstanding exchange notes may rescind and annul that acceleration if all events of default with respect to the exchange notes, other than the nonpayment of accelerated principal, have been cured or waived as provided in the indenture. An event of default arising from actions relating to our bankruptcy, insolvency or reorganization shall cause the principal of, and premium, if any, and interest on, all exchange notes to become immediately due and payable without any declaration or other act by the trustee or the holders of the exchange notes.

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer to the trustee reasonable security or indemnity. If they provide reasonable indemnity, the holders of a majority in principal amount of the outstanding exchange notes will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the exchange notes.

No holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture unless:

•	the holder has previously given to the trustee written notice of a continuing event of default;

•	the holders of at least 25% in principal amount of the outstanding exchange notes have made a written request, and offered reasonable indemnity, to the trustee to institute a proceeding as trustee;

•	the trustee has failed to institute the requested proceeding within 60 days; and

•	the trustee has not received from the holders of a majority in principal amount of the outstanding exchange notes a direction inconsistent with the request during that 60-day period.

However, the holder of any note will have an absolute right to receive payment of the principal of, and premium, if any, and interest on, such note as expressed therein, and to institute suit for the enforcement of any such payment.

We are required to furnish to the trustee annually a statement as to the absence of certain defaults under the indenture. The trustee shall give notice of any event of default or any event which, after notice or lapse of time or both, would become an event of default, known to the trustee, to the holders of the exchange notes, except that, in the case of a default other than a payment default, no such notice will be given until at least thirty days after the default is known to the trustee.

Modification, Amendment and Waiver

We, together with the trustee, may modify and amend the indenture and the terms of the exchange notes with the consent of the holders of a majority in principal amount of the outstanding exchange notes, provided that no modification or amendment may, without the consent of the holder of each outstanding note:

•	change the stated maturity of the principal of, or any installment of interest on, any note;

•	reduce the principal of, or rate of interest on, any note;

•	reduce any payment payable upon the redemption of any note;

•	change any place of payment where, or the currency in which, any principal of, or premium, if any, or interest on, any note is payable;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note on or after the stated maturity or redemption date; or

•
reduce the percentage in principal amount of outstanding exchange notes the consent of whose holders is required for modification or amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

The holders of a majority in principal amount of the outstanding exchange notes may on behalf of the holders of all exchange notes waive any past default under the indenture and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on, any exchange notes or in respect of a covenant or provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding notes.

In addition, we can modify and amend the indenture without seeking your consent in order to:

•
allow our successor to assume our obligations under the indenture and the exchange notes pursuant to the provisions described above under the heading ‘‘—Certain Covenants—Merger, Consolidation and Sale of Assets;’’

•	add to our covenants for the benefit of the holders of the exchange notes or surrender any right or power we have under the indenture;

•	add any additional events of default;

•	secure the exchange notes;

•	provide for a successor trustee with respect to the exchange notes;

•
cure any ambiguity or correct or supplement any provision in the indenture that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the indenture that will not adversely affect the interests of the holders of any exchange notes in any material respect;

•
modify the legends regarding restrictions on transferability on the exchange notes, which modifications shall not adversely affect the interests of the holders of any exchange notes or owners of beneficial interests therein; or

•	make any other amendment or supplement to the indenture as long as that amendment or supplement does not adversely affect the interests of the holders of any exchange notes in any material respect.

Defeasance and Covenant Defeasance

If we deposit with the trustee sufficient cash and/or U.S. government securities to pay the principal of, and premium, if any, and interest on, the exchange notes on the scheduled due dates therefor, then at our option:

•	we will be discharged from our obligations with respect to the exchange notes (‘‘defeasance’’); or

•
we will no longer be under any obligation to comply with the covenants specified above under ‘‘Certain Covenants—Limitation on Liens’’ and ‘‘—Limitation on Sale and Leaseback Transactions’’ (‘‘covenant defeasance’’) and events of default relating thereto will no longer apply to us.

If defeasance happens, the holders of the exchange notes will not be entitled to the benefits of the indenture, except for the rights to receive, from the trust fund including such deposit, payments in respect of the exchange notes when due, provisions regarding registration of transfer and exchange of exchange notes and replacement of lost, stolen or mutilated exchange notes and certain other limited provisions. Therefore, holders may look only to those deposited funds or obligations for payment in respect of the exchange notes. If covenant defeasance occurs, we will be released from our obligations under certain covenants included in the indenture (including covenants described under ‘‘Certain Covenants—Limitation on Liens’’ and ‘‘—Limitation on Sale and Leaseback Transactions’’) and certain events of default with respect to breach of such covenants or payment or acceleration of other debt shall no longer apply.

We must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance or covenant defeasance, as applicable, will not cause the holders of the exchange notes to recognize income, gain or loss for United States federal income tax purposes, which, in the case of defeasance, is based on a change in law after the date of the indenture.

Governing Law

The exchange notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Global Notes and Book-Entry System

The exchange notes will be issued in the form of one or more global notes. The global notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee, who will be the global notes holder. Except as set forth below, the global notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the global notes directly through DTC if they are participating organizations or “participants” in such system or indirectly through organizations that are participants in such system.

Exchanges of Global Notes for Certificated Notes

We will issue notes in certificated form (the ‘‘Certificated Notes’’) to DTC for owners of beneficial interests in a Global Note if:

•
DTC notifies us that it is unwilling or unable to continue as depositary and we are unable to locate a qualified successor within 90 days or if at any time DTC, or any successor depositary, ceases to be a ‘‘clearing agency’’ under the Securities Exchange Act;

•	an event of default relating to the notes occurs; or

•	we decide in our sole discretion to terminate the use of the book-entry system for the notes through DTC.

The Depository Trust Company

DTC has advised us as follows:

DTC is a limited-purpose trust company organized under the New York Banking Law, a ‘‘banking organization’’ within the meaning of the New York Banking Law, a member of the Federal Reserve System, a ‘‘clearing corporation’’ within the meaning of the New York Uniform Commercial Code and a ‘‘clearing agency’’ registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (‘‘Direct Participants’’) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to DTC system is also available to others like securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (‘‘Indirect Participants’’). The rules applicable to DTC and its Direct and Indirect Participants are on file with the Commission.

Purchases of Global Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Global Notes on DTC’s records. The beneficial interest of each actual purchaser of each Global Note (a ‘‘Beneficial Owner’’) is in turn to be recorded on the records of the Direct Participant and Indirect Participant. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Notes are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Notes, except in the event that use of the book-entry system for the Global Notes is discontinued.

To facilitate subsequent transfers, all Global Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or any other name as may be requested by an authorized representative of DTC. The deposit of Global Notes with DTC and their registration in the name of Cede & Co. or any other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts those Global Notes are credited, which may or may not be the Beneficial Owners. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to Cede & Co. If less than all of the principal amount of the notes is to be redeemed, we believe that DTC’s current practice is to determine by lot the interests of the Direct Participants to be redeemed.

Neither DTC nor Cede & Co. (or any other nominee of DTC) will consent or vote with respect to the Global Notes. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Global Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Principal, premium, if any, and interest payments in respect of the Global Notes will be made to Cede & Co. or any other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in ‘‘street name,’’ and will be the responsibility of each such Participant and not that of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Principal, premium, if any, and interest payments in respect of the Global Notes to Cede & Co. (or other nominee requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants shall be the responsibility of DTC and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the Global Notes at any time by giving reasonable notice to us or the trustee. Under these circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered to DTC.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Certificated Notes will be printed and delivered to DTC.

The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a Global Note to those persons may be limited. In addition, because DTC can act only on behalf of Direct Participants, which, in turn, act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in a Global Note to pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing that interest.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE

The following is a summary of the material United States federal income tax considerations relating to the exchange of your old notes for exchange notes in the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change or differing interpretation possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

This discussion only applies to you if you exchange your old notes for exchange notes in the exchange offer. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to your particular circumstances or if you are subject to special tax rules, including, without limitation, if you are:

•	a bank;

•	a holder subject to the alternative minimum tax;

•	a tax-exempt organizations;

•	an insurance company;

•	a foreign person or entity;

•	a dealer in securities or currencies;

•	a person that will hold notes as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes; or

•	a person deemed to sell notes under the constructive sale provisions of the Internal Revenue Code.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

The exchange of old notes for exchange notes will be treated as a “non-event” for federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the old notes. As a result, no material federal income tax consequences will result to you from exchanging old notes for exchange notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of exchange notes received in exchange for old notes where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities. We will promptly send additional copies of this prospectus and any amendment or supplement to any broker-dealer that requests the documents in the letter of transmittal.

We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Broker-dealers may sell exchange notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the exchange notes; or

•	through a combination of the above methods of resale,

at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell exchange notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer, other than commissions and concessions of any broker-dealer. We also will provide indemnification against specified liabilities, including liabilities that may arise under the Securities Act to participating broker-dealers.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP, Los Angeles, California, will pass upon various legal matters for us in connection with the exchange notes offered hereby.

INDEPENDENT PUBLIC ACCOUNTANTS

The consolidated financial statements of Dole Food Company, Inc., as of December 29, 2001 and December 30, 2000 and for each of the three years in the period ended December 29, 2001, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 29, 2001, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report, which is also incorporated by reference herein.

$400,000,000

Dole Food Company, Inc.

Offer To Exchange
Our 7 1/4% Senior Notes Due 2009
Which Have Been Registered Under The Securities Act,
For Any And All Of Our Outstanding 7 1/4% Senior Notes Due 2009

PROSPECTUS
June 10, 2002